Exhibit (a)(27)

GLEACHER PARTNERS

GLEACHER PARTNERS LLC
660 MADISON AVENUE
NEW YORK, NY 10021-8405
212-418-4200
212 752-2711 FAX

December 3, 2006

Board of Directors

Gold Kist Inc.

244 Perimeter Center Parkway

Atlanta, GA 30346

Ladies and Gentlemen:

We understand that Gold Kist Inc. (“Gold Kist” or the “Company”) and Pilgrim’s Pride Corporation (“Pilgrim’s Pride”), propose to enter into an Agreement and Plan of Merger, dated as of December 3, 2006 (the “Agreement”), which provides, among other things, for the acquisition by Pilgrim’s Pride by means of a tender offer and subsequent merger, of all the issued and outstanding shares of Gold Kist common stock, par value $0.01 per share, including the associated Series A Junior Participating Preferred Stock Purchase rights (collectively, the “Common Stock” and such transaction, the “Transaction”). Pursuant to the Transaction, Pilgrim’s Pride is offering to purchase each issued and outstanding share of Gold Kist Common Stock for $21.00 per share in cash (the “Consideration”). The terms and conditions of the Transaction are more fully set forth in the Agreement.

You have asked for our opinion as to whether the Consideration is fair, from a financial point of view, to the holders of Gold Kist’s Common Stock.

For purposes of the opinion set forth herein, we have:

(i)	reviewed certain publicly available financial statements and other information of the Company;

(ii)	reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

(iii)	analyzed certain financial forecasts prepared by the management of the Company, which forecasts the Company has represented to us are consistent with the best judgments of the Company’s management as to the future financial performance of the Company and are the best currently available forecasts with respect to such future financial performance of the Company;

(iv)	discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

(v)	reviewed the reported prices and trading activity for the Common Stock;

(vi)	compared the financial performance of the Company and the prices and trading activity of the Common Stock with that of certain other publicly traded companies and their securities that we considered comparable to the Company in certain respects:

(vii)	reviewed the financial terms, to the extent publicly available, of certain transactions that we considered comparable to the Transaction in certain respects;

(viii)	reviewed a draft of the Agreement; and

(ix)	performed such other analyses and considered such other factors as we have deemed appropriate.

GLEACHER PARTNERS

Board of Directors

Gold Kist Inc.

December 3, 2006

We have assumed and relied upon without independent verification the accuracy and completeness of the financial and other information reviewed by or discussed with us for the purpose of this opinion. With respect to the financial projections provided to us, with your consent, we have assumed that they have been reasonably prepared and are consistent with the best currently available estimates and judgments of the senior management of Gold Kist as to the future financial performance of Gold Kist. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based and we have relied upon the assurance of the senior management of Gold Kist that they are unaware of any facts that would make the information provided to or reviewed by us incomplete or misleading. We have also assumed, based upon the information which has been provided to us and without assuming responsibility for independent verification therefor, that no material undisclosed liability exists with respect to the Company. We have not made any independent valuation or appraisal of the assets or liabilities (contingent or otherwise) of Gold Kist or any of it subsidiaries, nor have we been furnished with any such valuations or appraisals.

We have also assumed that the Transaction will be consummated in accordance with the terms set forth in the Agreement and that all of the representations and warranties of the parties to the Agreement are true, that the covenants of each party to the Agreement will be fully complied with and that all conditions to the Transaction set forth in the Agreement will be timely satisfied and not waived. In addition, we have assumed, with your consent, that any governmental, regulatory or third party consents, approvals or agreements necessary for the consummation of the Transaction will be obtained without any imposition of a delay, limitation, restricted or condition that would have a material adverse effect on the Company or the contemplated benefits of the Transactin. Representatives of the Company have advised us, and we have further assumed, that the final terms of the Agreement do not vary materially from those terms set forth in the draft Agreement reviewed by us. In addition, we are not legal, accounting, regulatory or tax experts and with your consent we have relied, without independent verification, on the assessment of Gold Kist and its advisors with respect to such matters. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion.

Our opinion addresses only the fairness, from a financial point of view, to the stockholders of the Company of the Consideration, and we do not express any view as to the fairness of the Transaction to, or any consideration of, the holders of any other class of securities, creditors or other constituencies of the Company or any other term of the proposed Transactin or the other matters contemplated by the Agreement. Our opinion does not address the Company’s underlying business decision to effect the Transaction as contemplated by the Agreement or the relative merits of the transaction as compared to other business strategies or transactions that might be available to the Company.

We have acted as financial advisor to the Board of Directors of Gold Kist in connection with this transaction and will receive a fee for our services, a significant portion of which will be paid only upon the closing of the Transaction. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and the other matters contemplated by the Agreement and such opinion does not constitute a recommendation as to whether the Company should engage in the Transaction and the other matters contemplated by the Agreement or whether any stockholder of the Company should tender its shares in connection with the Transaction.

It is understood that this letter and any advice or materials provided by Gleacher Partners LLC in connection with its engagement by the Board of Directors are for the information of the Board of Directors of Gold Kist, and

GLEACHER PARTNERS

Board of Directors

Gold Kist Inc.

December 3, 2006

the Company agrees that no such opinion, advice or material shall be relied upon by any person or used for any other purpose or be reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, nor shall any public references to Gleacher partners LLC be made by or on behalf of the Company, in each case without the prior written consent of Gleacher Partners LLC.

Based upon and subject to the foregoing and such other matters as we consider relevant, we are of the opinion that, as of the date hereof, the Consideration to be paid in connection with the Transaction is fair, from a financial point of view, to the holders of Gold Kist’s Common Stock.

Very truly yours,

GLEACHER PARTNERS LLC

By:
Richard F. Burke, Jr.
Managing Director